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                                                                    EXHIBIT 12.1

                               FEDDERS CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                          Three months   Four months
                                             ended          ended                     Year ended August 31,
                                            March 31,    December 31,    -----------------------------------------------
                                              2004          2003          2003      2002      2001       2000      1999
                                           -----------   ------------    ------    ------   -------     ------    ------
Pre-tax income (loss)                        (7,561)      (22,662)       13,020     2,976   (33,263)    30,474    30,989

Fixed Charges:

  Interest expense and amortization
    of debt discount and premium on
    all indebtedness                          4,964         6,400        19,337    19,644    20,549     17,696    10,829

  Interest component of rental expenses          96           128           658       598       653        549       504

  Total fixed charges                         5,060         6,528        19,995    20,242    21,202     18,245    11,333

  Pre-tax income (loss) plus fixed
    charges                                  (2,501)      (16,134)       33,015    23,218   (12,061)    48,719    42,322

  Ratio of earnings to fixed charges            A             A             1.7       1.1       A          2.7       3.7
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(A)  For the three months ended March  31,2004,  earnings were  insufficient  to cover fixed charges by approximately $7,561.

For the four months ended December 31, 2003, earnings were insufficient to cover fixed charges by approximately $22,662.

For the year ended August 31, 2001, earnings were insufficient to cover fixed charges by approximately $33,263.